Exhibit 99.1

HF Sinclair Corporation and Holly Energy Partners, L.P. Announce Definitive Merger Agreement

•	Consideration consists of HF Sinclair common stock at a fixed exchange ratio of 0.315, plus $4.00 in cash per each publicly held HEP common unit

•	Will simplify corporate structure, reduce costs, and further support the integration and optimization of the HF Sinclair portfolio

•	Transaction expected to close in the fourth quarter of 2023

DALLAS – August 16, 2023 – HF Sinclair Corporation (NYSE: DINO) (“HF Sinclair”) and Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE: HEP) announced today that they have entered into a definitive merger agreement for HF Sinclair to acquire all of the outstanding common units (“Common Units”) of HEP not owned by HF Sinclair or its affiliates in exchange for a combination of common stock, par value $0.01 per share, of HF Sinclair (“Common Stock”) and cash.

The agreement provides for consideration of both stock and cash in which each holder of Common Units would receive a combination of 0.315 shares of Common Stock and $4.00 in cash, without interest, for each publicly held Common Unit (the “Proposed Transaction”). The Proposed Transaction consideration represents an approximate 2% premium to the closing price of HEP’s Common Units as of August 15, 2023.

HF Sinclair’s Chief Executive Officer and President, Tim Go, commented, “We are pleased to announce this strategic transaction which we believe simplifies our corporate structure, reduces costs and further supports the integration and optimization of our portfolio. We expect the transaction to be accretive to earnings per share and available free cash flow within the first twelve months, further supporting our capital allocation strategy of returning excess cash to shareholders.”

Upon closing of the Proposed Transaction, the Partnership will be a wholly owned subsidiary of HF Sinclair and will no longer be a publicly traded partnership.

The Proposed Transaction is expected to close in the fourth quarter of 2023, subject to the approval of HF Sinclair stockholders and HEP unitholders and the satisfaction of certain customary closing conditions.

Barclays is acting as financial advisor to HF Sinclair, and Vinson & Elkins L.L.P. and Richards, Layton & Finger, P.A. are acting as HF Sinclair’s legal advisors. Intrepid Partners, LLC is acting as financial advisor to the conflicts committee of the board of the ultimate general partner of the Partnership (the “Conflicts Committee”), and Gibson, Dunn & Crutcher LLP and Morris, Nichols, Arsht & Tunnell LLP are acting as the Conflicts Committee’s legal advisors.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release relating to matters that are not historical facts are “forward-looking statements” based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in HF Sinclair’s and HEP’s filings with the Securities and Exchange Commission (the “SEC”). Forward-looking statements use words such as “anticipate,” “project,” “will,” “expect,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding HF Sinclair’s and HEP’s plans and objectives for future operations or the Proposed Transaction. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that HF Sinclair’s and HEP’s expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Any differences could be caused by a number of factors, including, but not limited to, the ability of HF Sinclair or HEP to consummate the Proposed Transaction; the risk that the Proposed Transaction does not occur; negative effects from the pendency of the Proposed Transaction; failure to obtain the required approvals for the Proposed Transaction; the time required to consummate the Proposed Transaction; the focus of management time and attention on the Proposed Transaction and other disruptions arising from the Proposed Transaction; the ability of HF Sinclair to achieve the expected earnings per share and cash flow accretion and other expected benefits from the Proposed Transaction; legal proceedings that may be instituted against HF Sinclair or HEP following the announcement of the Proposed Transaction; limitations on HF Sinclair’s ability to effectuate share repurchases due to market conditions and corporate, tax, regulatory and other considerations; HF Sinclair’s and HEP’s ability to successfully integrate the Sinclair Oil Corporation (now known as Sinclair Oil LLC) and Sinclair Transportation Company LLC businesses acquired from The Sinclair Companies (now known as REH Company) (collectively, the “Sinclair Transactions”) with their existing operations and fully realize the expected synergies of the Sinclair Transactions or on the expected timeline; HF Sinclair’s ability to successfully integrate the operation of the Puget Sound refinery with its existing operations; the demand for and supply of crude oil and refined products, including uncertainty regarding the increasing societal expectations that companies address climate change; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products or lubricant and specialty products in HF Sinclair’s markets; the spread between market prices for refined products and market prices for crude oil; the possibility of constraints on the transportation of refined products or lubricant and specialty products; the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines, whether due to reductions in demand, accidents, unexpected leaks or spills, unscheduled shutdowns, infection in the workforce, weather events, global health events, civil unrest, expropriation of assets, and other economic, diplomatic, legislative, or political events or developments, terrorism, cyberattacks, or other catastrophes or disruptions affecting HF Sinclair’s and/or HEP’s operations, production facilities, machinery, pipelines and other logistics assets, equipment, or information systems, or any of the foregoing of HF Sinclair’s and/or HEP’s suppliers, customers, or third-party providers, and any potential asset impairments resulting from, or the failure to have adequate insurance coverage for or receive insurance recoveries from, such actions; the effects of current and/or future governmental and environmental regulations and policies, including increases in interest rates; the availability and cost of financing to HF Sinclair; the effectiveness of HF Sinclair’s capital investments and marketing strategies; HF Sinclair’s and HEP’s efficiency in carrying out and consummating construction projects, including HF Sinclair’s ability to complete announced capital projects on time and within capital guidance; HF Sinclair’s and HEP’s ability to timely obtain or maintain permits, including those necessary for operations or capital projects; the ability of HF Sinclair to acquire refined or lubricant product operations or pipeline and terminal operations on acceptable terms and to integrate any existing or future acquired operations; the possibility of terrorist or cyberattacks and the consequences of any such attacks; uncertainty regarding the effects and duration of global hostilities, including the Russia-Ukraine war, and any associated military campaigns which may disrupt crude oil supplies and markets for HF Sinclair’s refined products and create instability in the financial markets that could restrict HF Sinclair’s ability to raise capital; general economic conditions, including economic slowdowns caused by a local or national recession or other adverse economic condition, such as periods of increased or prolonged inflation; and other financial, operational and legal risks and uncertainties detailed from time to time in HF Sinclair’s and HEP’s SEC filings, and those risks that will be described in the registration statement on Form S-4 and accompanying prospectus available from the sources indicated below, whether or not related to the Proposed Transaction. These risks, as well as other risks associated with the Proposed Transaction, will be more fully discussed in the proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the Proposed Transaction. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About HF Sinclair Corporation:

HF Sinclair Corporation, headquartered in Dallas, Texas, is an independent energy company that produces and markets high-value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and other specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming, Washington and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. HF Sinclair supplies high-quality fuels to more than 1,500 branded stations and licenses the use of the Sinclair brand at more than 300 additional locations throughout the country. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and export products to more than 80 countries. Through its subsidiaries, HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in Artesia, New Mexico. HF Sinclair also owns a 47% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P., a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HF Sinclair subsidiaries.

About Holly Energy Partners, L.P.:

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including subsidiaries of HF Sinclair Corporation. HEP, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Colorado, Idaho, Iowa, Kansas, Missouri, Nevada, New Mexico, Oklahoma, Texas, Utah, Washington and Wyoming, as well as refinery processing units in Kansas and Utah.

Additional Information and Where You Can Find It

This release does not constitute a solicitation of any vote or approval with respect to the Proposed Transaction. In connection with the Proposed Transaction, HF Sinclair and HEP expect to file relevant materials with the SEC, including a registration statement on Form S-4 filed by HF Sinclair that will include a joint proxy statement of HF Sinclair and HEP that also constitutes a prospectus of HF Sinclair. INVESTORS AND SECURITYHOLDERS OF HF SINCLAIR AND HEP ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS, AND ANY OTHER DOCUMENTS THAT HAVE BEEN FILED OR MAY BE FILED WITH THE SEC (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE PARTIES TO THE PROPOSED TRANSACTION AND THE RISKS ASSOCIATED WITH THE PROPOSED TRANSACTION. The registration statement and joint proxy statement/prospectus, when available, will be sent to securityholders of HF Sinclair and HEP relating to the Proposed Transaction. Investors and securityholders may obtain a free copy of such documents and other relevant documents (if and when available) filed by HF Sinclair or HEP with the SEC from the SEC’s website at www.sec.gov. Securityholders and other interested parties will also be able to obtain, without charge, a copy of such documents and other relevant documents (if and when available) from HF Sinclair’s website at www.hfsinclair.com under the Investor Relations page or from HEP’s website at www.hollyenergy.com on the Investors page.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

HF Sinclair, HEP and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies in respect of the Proposed Transaction. Information about these persons is set forth in HF Sinclair’s proxy statement relating to its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 6, 2023; HF Sinclair’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on February 28, 2023; HEP’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on February 28, 2023, and subsequent statements of changes in beneficial ownership on file with the SEC. Securityholders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ securityholders generally, by reading the registration statement and proxy statement/prospectus and other relevant documents regarding the Proposed Transaction (if and when available), which will be filed with the SEC.

HF Sinclair Corporation

Holly Energy Partners, L.P.

Craig Biery, 214-954-6510

Vice President, Investor Relations

or

Trey Schonter, 214-954-6510

Manager, Investor Relations